CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of the Edward Jones Money Market Fund of our report dated April 24, 2024, relating to the financial statements and financial highlights, which appears in the Edward Jones Money Market Fund’s Annual Report on Form N-CSR for the year ended February 29, 2024. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

June 25, 2024